Exhibit 10.3
FORM OF
TAX MATTERS AGREEMENT
by and between
SOLARWINDS CORPORATION
and
N-ABLE, INC.
Dated as of [●], 2021

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Section 5.4	Treatment of Payments	15

ARTICLE VI	TAX CONTESTS	14

Section 6.1	Notice	14

Section 6.2	Separate Returns	15

Section 6.3	Joint Return	15

Section 6.4	Obligation of Continued Notice	15

Section 6.5	Settlement Rights	15

ARTICLE VII	COOPERATION	16

Section 7.1	General	16

Section 7.2	Consistent Treatment	17

ARTICLE VIII	RETENTION OF RECORDS; ACCESS	17

Section 8.1	Retention of Records	17

Section 8.2	Access to Tax Records	17

ARTICLE IX	DISPUTE RESOLUTION	17

ARTICLE X	MISCELLANEOUS PROVISIONS	18

Section 10.1	Conflicting Agreements	18

Section 10.2	Interest on Late Payments	18

Section 10.3	Successors	18

Section 10.4	Application to Present and Future Subsidiaries	18

Section 10.5	Assignability	18

Section 10.6	No Fiduciary Relationship	19

Section 10.7	Further Assurances	19

Section 10.8	Survival	19

Section 10.9	Notices	19

Section 10.10	Effective Date	19
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FORM OF TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [•], 2021, between SolarWinds Corporation, a Delaware corporation (“Parent”) and N-able, Inc., a Delaware corporation (“SpinCo” and, together with Parent, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [•], 2021, between the Parties (the “Separation Agreement”).
R E C I T A L S
WHEREAS, the Board has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate Parent into two separate, publicly traded companies, one for each of (i) the Parent Retained Business, which shall be owned and conducted by the Parent Group and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by the SpinCo Group;
WHEREAS, in furtherance of the separation, the Board authorized the Internal Reorganization;
WHEREAS, following the completion of the Internal Reorganization, the Contribution and the Internal Distributions, Parent shall cause the Distribution Agent to issue pro rata to the Record Holders, in accordance with the Distribution Ratio, all of the issued and outstanding shares of SpinCo Common Stock (such issuance being the “Distribution”) on the terms and conditions set forth in this Agreement;
WHEREAS, SpinCo has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;
WHEREAS, for U.S. federal income tax purposes, the Contribution and the first Internal Distribution, taken together, as well as each subsequent Internal Distribution and the Distribution, are each intended to qualify as a transaction that is tax-deferred pursuant to Sections 368(a)(1)(D) and/or 355 of the Code; and
WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-deferred status of the Contribution and Distribution.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:
(1)“Affiliate” shall have the meaning set forth in the Separation Agreement.
(2)“Agreement” shall have the meaning set forth in the preamble hereto.
(3)“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.
(4)“Arbitral Tribunal” shall have the meaning set forth in the Separation Agreement.
(5)“Change of Control” shall have the meaning set forth in the Separation Agreement.
(6)“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2 and 6.3 of this Agreement.
(7)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(8)“Dispute” shall have the meaning set forth in the Separation Agreement.
(9)“Distribution” shall have the meaning set forth in the recitals.
(10)“Distribution Date” shall have the meaning set forth in the Separation Agreement.
(11)“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.
(12)“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.
(13)“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(14)“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
(15)“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(16)“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
(17)“Income Tax” shall mean any federal, state, local or Foreign Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.
(18)“Indemnifying Party” shall have the meaning set forth in Section 5.2.
(19)“Indemnitee” shall have the meaning set forth in Section 5.2.
(20)“Internal Reorganization” shall have the meaning set forth in the Separation Agreement.
(21) “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.
(22)“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.
(23)“Law” shall have the meaning set forth in the Separation Agreement.
(24)“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2 and 6.3 of this Agreement.
(25)“Parent” shall have the meaning set forth in the preamble hereto.
(26)“Parent Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Parent Group is a member.
(27)“Parent Common Stock” shall have the meaning set forth in the Separation Agreement.
(28)“Parent Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for a Parent Affiliated Group.
(29)“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).
(30)“Parent Retained Business” shall have the meaning set forth in the Separation Agreement.
(31)“Parent Separate Return” shall mean any Tax Return of or including any member of the Parent Group (including any consolidated, combined or unitary return) that does not include any member of the SpinCo Group.
(32)“Parties” shall mean the parties to this Agreement.
(33)“Past Practices” shall have the meaning set forth in Section 3.5.
(34)“Person” shall have the meaning set forth in the Separation Agreement.

(35)“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.
(36)“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.
(37)“Prohibited Acts” shall have the meaning set forth in Section 4.2.
(38)“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Common Stock, respectively, any amount of stock of SpinCo, that would, when combined with any other direct or indirect changes in ownership of the stock of SpinCo pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise fifty percent (50%) or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
(39)“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).
(40)“Record Date” shall have the meaning set forth in the Separation Agreement.
(41)“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.
(42) “Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.
(43)“Section 336(e) Election” has the meaning set forth in Section 3.08.
(44)“Separate Return” shall mean a Parent Separate Return or a SpinCo Separate Return, as the case may be.
(45)“Separation Agreement” shall have the meaning set forth in the preamble hereto.
(46)“SpinCo” shall have the meaning set forth in the preamble hereof.
(47)“SpinCo Business” shall have the meaning set forth in the Separation Agreement.
(48)“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.
(49)“SpinCo Group” shall mean SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time.
(50)“SpinCo Separate Return” shall mean any Tax Return of, or including, any member of the SpinCo Group (including any consolidated, combined or unitary return) that does not include any member of the Parent Group.
(51)“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.
(52)“State Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state, other than Employment Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(53)“Subsidiary” shall have the meaning set forth in the Separation Agreement.
(54)“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, , payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, unclaimed property or escheat or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(55)“Tax Attribute” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.
(56)“Tax Certificates” shall mean any certificates of officers of Parent and SpinCo, provided to DLA Piper LLP (US) or Ernst & Young LLP, or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Internal Reorganization or Distribution.
(57)“Tax Contest” shall have the meaning set forth in Section 6.1.
(58)“Tax-Deferred Status of the Contribution, Internal Distributions and Distribution” shall mean the qualification of the Contribution and the first Internal Distribution, taken together, as well as each subsequent Internal Distribution and the Distribution, as a tax-deferred transaction pursuant to Sections 368(a)(1)(D) and/or 355 of the Code.
(59)“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.
(60)“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.
(61)“Tax Materials” shall have the meaning set forth in Section 4.1(a).
(62)“Tax Opinion” shall mean any written opinion of DLA Piper LLP (US) or Ernst &Young LLP, to the effect that the Contribution and the first Internal Distribution, taken together, as well as each subsequent Internal Distribution and the Distribution, should qualify as a tax-deferred transaction pursuant to Sections 368(a)(1)(D) and/or 355 of the Code.
(63)“Tax Period” means, with respect to any Tax, the period for which the Tax is reported or required to be reported as provided under the Code or other applicable Law.
(64)“Tax Records” shall have the meaning set forth in Section 8.1.
(65)“Tax-Related Losses” shall mean (i) all accounting, legal and other professional fees, and court costs incurred in connection with Taxes, as well as any other out-of-pocket costs incurred in connection with Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Deferred Status of the Transactions or other failure of the tax treatment described in the Tax Opinion.
(66)“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
(67)“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
(68)“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with the Internal Reorganization or the Contribution and Distribution. For the avoidance of doubt, Transfer Taxes shall not include any income or franchise Taxes payable in connection with the Internal Reorganization or the Contribution and Distribution.
(69)“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.
(70)“Unqualified Tax Opinion” shall mean the written opinion at a “will” level of assurance, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Deferred Status of the Contribution and Distribution.
ARTICLE II
PAYMENTS OF ORDINARY COURSE AND TAX REFUNDS
Section 2.1    U.S. Federal Income Tax Relating to Joint Returns. Parent shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.2    U.S. Federal Income Tax Relating to Separate Returns.
(a)Parent shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(b)SpinCo shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.3    U.S. State Tax Relating to Joint Returns. Parent shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.4    U.S. State Tax Relating to Separate Returns.
(a)Parent shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)SpinCo shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.5    Foreign Tax Relating to Joint Returns. Parent shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.6    Foreign Tax Relating to Separate Returns.
(a)Parent shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(b)SpinCo shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
Section 2.7    SpinCo’s Liability for Ordinary Course Taxes. Except as provided in Sections 2.2, 2.2, 2.3, 2.4, 2.5 and 2.6, SpinCo and each SpinCo Affiliate shall be jointly and severally liable for (i) all Taxes attributable to any and all members of the SpinCo Group or the SpinCo Business, in each case for any and all Post-Distribution Periods.
Section 2.8    Straddle Periods. For purposes of Sections 2.1 through 2.6, in the case of any Straddle Period, (i) property Taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a daily pro-rata basis and (ii) all other Taxes shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis as of the close of business on the Distribution date.
Section 2.9    Transfer Taxes. Parent and SpinCo shall each be liable for one-half of any Transfer Taxes. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds thereof.
Section 2.10    Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.
Section 2.11    Tax Refunds.
(a)Parent shall be entitled to all Refunds related to Taxes the liability for which is allocated to Parent pursuant to this Agreement.
(b)SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement.
(c)Parent or SpinCo, as applicable, shall pay to the other party any Refund received by Parent or SpinCo or any member of the Parent Group or SpinCo Group, as applicable, that is allocable to the other party pursuant to this Section 2.11 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.11(b), any

Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
Section 2.12    Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Parent Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the Parent Group as of the Distribution Date. No member of either the SpinCo Group or the Parent Group shall have any continuing rights or obligations under any such agreement.
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
Section 3.1    Parent’s Responsibility. Parent shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Parent Separate Returns.
Section 3.2    SpinCo’s Responsibility. SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by SpinCo under this Section 3.2 shall include any SpinCo Separate Returns.
Section 3.3    Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (other than a Joint Return) would reasonably be expected to materially adversely affect a Tax position of the Party (or such Party’s Affiliates) other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Parent Retained Business or the SpinCo Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return.
Section 3.4    Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.
Section 3.5    Tax Reporting Practices. With respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which

SpinCo is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SpinCo; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. SpinCo shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, SpinCo shall not be permitted, and shall not permit any member of the SpinCo Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired.
Section 3.6    Payment of Taxes.
(a)With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.
(b)In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.
Section 3.7    Amended Returns and Carrybacks.
(a)SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes for any Pre-Distribution Period or Straddle Period without the prior written consent of Parent, such consent to be exercised in Parent’s sole discretion.
(b)SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.
(c)SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of Parent, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, such consent to be exercised in Parent’s sole discretion.
(d)Receipt of consent by SpinCo or a member of the SpinCo Group from Parent pursuant to the provisions of this Section 3.7 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.
Section 3.8    Tax Attributes.
(a)Parent shall in good faith advise SpinCo in writing of the amount, if any of any Tax Attributes, which Parent determines, in its sole and absolute discretion, shall be allocated or apportioned to the SpinCo Group under applicable law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice, except as otherwise required pursuant to a Final Determination. SpinCo agrees that it shall not dispute Parent’s allocation or apportionment of Tax Attributes.
(b)Section 336(e) Election. In the event that Parent determines (in its sole discretion) that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to any of the Internal Distributions or the Distribution, SpinCo shall (and shall cause its relevant Affiliates to) join with Parent (or its relevant Affiliate) in the making of that election and shall take any action reasonably requested by Parent or that is otherwise necessary to effect such election.
ARTICLE IV
TAX-DEFERRED STATUS OF THE CONTRIBUTION AND DISTRIBUTION
Section 4.1    Representations and Warranties.
(a)Parent, on behalf of itself and all other members of the Parent Group, hereby represents and warrants that (i) it has examined the Tax Opinions, the Tax Certificates and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Parent or any member of the Parent Group or the Parent Retained Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Parent, on behalf of itself and all other members of the Parent Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Parent or any member of the Parent Group or the Parent Retained Business.
(b)SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.
(c)Each of Parent, on behalf of it itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Contribution and Distribution to be other than the Tax-Deferred Status of the Contribution and Distribution.
(d)Each of Parent, on behalf of it itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
Section 4.2    Restrictions Relating to the Distribution.
(a)SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Opinion, the Tax Certificates, or (ii) any action which adversely affects or could reasonably be expected to adversely affect the Tax-Deferred Status of the Contribution and Distribution.
(b)During the period which begins with the Distribution Date and ends two (2) years thereafter, SpinCo:
(i)shall continue and cause to be continued the active conduct of the SpinCo Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,
(ii)shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is treated as a liquidation for U.S. federal income tax purposes),
(iii)shall not, in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to it or any of its Affiliates pursuant to the Contribution or sell or transfer 60% or more of the gross assets of the SpinCo Business or 60% or more of its consolidated net or gross assets (such percentages to be measured based on fair market value as of the Distribution Date), and
(iv)shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of SpinCo capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series or would reasonably be expected to result in a failure to preserve the Tax-Deferred Status of the Contribution and Distribution.
(c)Notwithstanding the restrictions imposed by Section 4.2(a) and (b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Parent or (ii) obtains the prior written consent of Parent waiving the requirement that SpinCo obtain an Unqualified Tax Opinion, such waiver to be provided in Parent’s sole and absolute discretion. Parent’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Parent’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.
ARTICLE V
INDEMNITY OBLIGATIONS
Section 5.1    Indemnity Obligations.
(a)Parent shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) all liability for Taxes allocated to Parent pursuant to Article II, and (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Parent Group pursuant to this Agreement.
(b)Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, SpinCo shall indemnify and hold harmless Parent from and against, and will reimburse Parent for, (i) all liability for Taxes allocated to SpinCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement and (iii) the amount of any Refund received by any member of the SpinCo Group that is allocated to Parent pursuant to Section 2.11(a).
(c)To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Parent and SpinCo according to relative fault.
Section 5.2    Indemnification Payments.
(a)Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.
(b)If, as a result of any change or redetermination made with respect to Article II, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.
Section 5.3    Payment Mechanics.
(a)Subject to Section 10.6, all payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.
(b)In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).
Section 5.4    Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all Federal Income Tax purposes as either (i) a non-taxable contribution by Parent to SpinCo, or (ii) a distribution by SpinCo to Parent, in each case, made immediately prior to the Distribution.
ARTICLE VI
TAX CONTESTS
Section 6.1    Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.
Section 6.2    Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
Section 6.3    Joint Return. In the case of any Tax Contest with respect to any Joint Return, Parent shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
Section 6.4    Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.
Section 6.5    Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the

Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
ARTICLE VII
COOPERATION
Section 7.1    General.
(a)Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:
(i)the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;
(iii)the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
(iv)the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.
Section 7.2    Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Parent Group and the SpinCo Group as set forth in Section 5.4, (b) the Tax Opinion, or (c) the Tax treatment of any transaction included in the Internal Reorganization as set forth in the Separation and Distribution Agreement.
ARTICLE VIII
RETENTION OF RECORDS; ACCESS
Section 8.1    Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Parent Group or the SpinCo Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns.
Section 8.2    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.
ARTICLE IX
DISPUTE RESOLUTION
In the event of any Dispute between the Parties as to the interpretation, performance, nonperformance, validity or breach of any provision of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transaction contemplated by this Agreement (a “Tax Dispute”) shall be resolved exclusively pursuant to the procedures set forth in Article VIII of the Separation Agreement; provided, however, that in any Tax Dispute (x) the Tax departments of the Parties shall also participate in the negotiations set forth in Section 8.1 of the Separation Distribution Agreement and (y) the Arbitral Tribunal referenced in Section 8.2 of the

Separation Agreement shall be comprised of Tax counsels or accountants of recognized national standing.  Nothing in this Article IX will prevent any Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Dispute through the procedures set forth in Article VIII of the Separation Agreement could result in serious and irreparable injury to such Party.  Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Parent and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.1    Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.
Section 10.2    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.
Section 10.3    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.
Section 10.4    Application to Present and Future Subsidiaries. This Agreement is being entered into by Parent and SpinCo on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Parent or SpinCo in the future.
Section 10.5    Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, but without limiting any other provision of this Agreement (including Section 4.2), this Agreement shall be assignable to (i) a Subsidiary of a Party, or (ii) a bona fide unaffiliated third party in connection with a Change of Control of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or otherwise; provided, however that, unless otherwise agreed by the non-assigning Party or in connection with a Change of Control of a Party as described above, no assignment permitted by this Section 10.5 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 10.6    No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.
Section 10.7    Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
Section 10.8    Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).
Section 10.9    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.10:
If to Parent, to:
SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas
Attn: General Counsel
Email:
If to SpinCo, to:
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Attn: General Counsel
Email:
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 10.10    Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SOLARWINDS CORPORATION

By:
Name:
Title:

N-ABLE, INC.

By:
Name:
Title: